EMPLOYEE AGREEMENT

This Agreement is dated this 28th day of August, 2017 by and between Edward Aruda, (the “EMPLOYEE”) whose principal address is located at 10 Prairie View Dr., Plains MT 95859, and Vet Online Supply, Inc. ( the "Company"), a Florida company doing business in California, located at 10 Prairie View Drive, Plains, MT 59859; and is hereinafter referred to as the (“Company”).

I

RECITALS

A. COMPANY desires to enter into a consulting agreement with EMPLOYEE wherein EMPLOYEE will accept to continue to be the position Chairman of the Board, and its new Director of Sales & Marketing for the COMPANY.

B. COMPANY and EMPLOYEE have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C. Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

II

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Job Description: The Chief Executive Officer is responsible for leading the development and execution of the Company's long-term strategy with a view to creating shareholder value. The CEOs leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company's long and short-term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. The CEO also communicates on behalf of the Company to shareholders, employees, government authorities, other stakeholders and the public. More specifically, the duties and responsibilities of the CEO include the following: 1. to lead, in conjunction with the Board, the development of the Company’s strategy; 2. to lead and oversee the implementation of the Company's long and short term plans in accordance with its strategy; 3.   to ensure the Company is appropriately organized and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy; 4. ensure that expenditures of the Company are within the authorized annual budget of the Company; 5. to assess the principal risk of the Company and to ensure that these risks are being monitored and managed;  6.  to ensure effective internal controls and management information systems are in place; 7. to ensure that the Company has appropriate systems to enable it to conduct its activities both lawfully and ethically; 8. to ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;  9.  to act as a liaison between management and the Board; 10.  to communicate effectively with shareholders, employees, government authorities, other stakeholders and the public:

1.Term: The term of this agreement is for a period of two years; renewable with mutual consent.

2.Compensation:

a.Fee/Commission: EMPLOYEE will receive a monthly salary of $5,000.00 to be paid at the end of each month. Amounts unpaid will accrue annual interest of 6%.

b.Stock: The EMPLOYEE will receive 25,000,000 shares of restricted common stock upon signing of this agreement, and at the end of the first 12 months the EMPLOYEE will receive $75,000 of restricted common shares of the company at fair market value. Note: The EMPLOYEE currently holds 138,750,000 restricted common shares. Any stock previously held by the EMPLOYEE will be cancelled and returned to treasury, inclusive of 138,750,000 shares of Common Stock and 20,000 Preferred Series B Shares.

c.Expenses: The COMPANY will pay the costs and expenses of EMPLOYEE directly related to his performance of his position or tasks herein for internet, Cellular and supplies. The Company agrees to lend one of its fleet vehicles at no cost, as well as pay for insurance and mileage.

3.Confidentiality:

a.This Agreement. The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

b.Proprietary Information. EMPLOYEE agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of COMPANY.

Such confidential and/or proprietary information includes but is not limited to the following of COMPANY, its agents, contractors, EMPLOYEEs and all affiliates: corporate and/or financial information and records of COMPANY or any client, customer or associate of COMPANY; information regarding artists or others under contract, or in contact with, COMPANY; customer information; client information; shareholder information; business contacts, investor leads and contacts; EMPLOYEE information; documents regarding COMPANY’s website and any COMPANY product, including intellectual property.

EMPLOYEE represents and warrants to COMPANY that he will not divulge confidential, proprietary information of COMPANY to anyone or anything without the advance, express consent of COMPANY, and further will not use any proprietary information of COMPANY for his or anyone else's gain or advantage during and after the term of this agreement.

5. Further Representations and Warranties: EMPLOYEE acknowledges that this is a consulting position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. EMPLOYEE represents and warrants that he will be fair in his dealing with COMPANY and will not knowingly do anything against the interests of COMPANY.

6. Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination: This agreement is expressly “at will” and can be terminated by COMPANY for any reason, after reasonable notice and opportunity to correct any alleged deficiencies. EMPLOYEE may request a hearing of the full Board of Directors to defend himself against any attempt of COMPANY to terminate this Agreement. Any final determination of termination must be made by majority vote of the COMPANY Board of Directors (after such a hearing, if requested). EMPLOYEE must give at least 30 days notice if he intends to resign.

III

MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

COMPANY:Vet Online Supply Inc.

10 Prairie View Dr.

Plains MT 59859

EMPLOYEE:Edward Aruda

10 Prairie View Dr.

Plains MT 59859

4. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5. Assignment: This Agreement is assignable only with the written permission of COMPANY.

6. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of Montana as applicable to contracts made to be performed entirely therein.

8. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Montana. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorneys fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within  Montana.

9. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/Edward J. Aruda	December 1, 2017
Edward J. Aruda, EMPLOYEE	Date

/s/Edward J. Aruda	December 1, 2017
Edward J. Aruda, Chairman of the Board	Date